Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to Class A ordinary shares, par value US$0.0001 per share, of Cango Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 1, 2019.

Jiayuan Lin

By:	/s/ Jiayuan Lin
Name:	Jiayuan Lin
Title:	Chief Executive Officer and Director

Medway Brilliant Holding Limited

By:	/s/ Jiayuan Lin
Name:	Jiayuan Lin
Title:	Authorized Signatory

Xiehuai L.P.

By:	/s/ Jiayuan Lin
Name:	Jiayuan Lin
Title:	Authorized Signatory